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                                                                EXHIBIT 1.(1)(b)

               NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

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                      Consent of the Board of Directors

               In Lieu of Special Meeting of Board of Directors
                        Dated as of February 27, 1998

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Pursuant to Section 141(f) of the General Corporation Law of the State of
Delaware and the By-Laws of NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION ("Corporation"), a Delaware Corporation, the undersigned, being all of the directors of the Corporation, consent that the Special Meeting of the Board of Directors be dispensed with and the following resolutions be adopted:

RESOLVED, that the payments received under Survivorship Variable Adjustable Life insurance ("SVUL") policies issued by the Corporation be invested in New York Life Insurance and Annuity Corporation Variable Universal Life Insurance Separate Account I, which was established by the Board of Directors on June 4, 1993.

FURTHER RESOLVED, that the SVUL policies issued by the Corporation, and any other substantially similar variable universal life insurance policies issued by the Corporation, be registered for sale under the Securities Act of 1933; that for such purpose the President, any Vice President, the Secretary and any Assistant Secretary of the Corporation are severally authorized and empowered to execute and file or cause to be filed with the Securities and Exchange Commission ("SEC"), in the name and on behalf of the Corporation, a Notification of Registration on Form N-8A and Registration Statements on Forms N-8B-2 and S-6 or on any other forms which the Rules and Regulations of the SEC may, from time to time, permit, and to take all other actions which are necessary or advisable in connection with the offering of the SVUL policies, and any other substantially similar variable universal life insurance policies issued by the Corporation, for sale, in order to comply with the Investment Company Act of 1940, the Securities Exchange Act of 1934, the Securities Act of 1933, and other applicable federal and state laws, including the filing of any amendments or supplements to registration statements, any undertakings, and any applications for exemptions from the Investment Company Act of 1940 or other applicable federal or state laws as the individual or individuals so acting shall deem necessary, advisable or appropriate, including applications which seek exemptive relief in connection with separate accounts established in the future; and that the Secretary of the Corporation hereby is appointed as designated agent for service under any such registration statements and duly authorized to receive communications and notices from the SEC and to respond with respect thereto.
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FURTHER RESOLVED, that the Standards of Conduct which the Corporation has established and maintains in regard to the sale of variable life insurance policies and the establishment of separate accounts in connection therewith, and the Standards of Suitability which reflect the policy of the Corporation with respect to determining the suitability of its variable life insurance policies, shall apply to the sale of SVUL policies. Such Standards shall be binding upon the Corporation and applicable to its officers, directors, employees, affiliates and agents, and shall specify that no recommendation shall be made to an applicant to purchase an SVUL policy and no such contract shall be issued in the absence of reasonable grounds to believe that the purchase of such contract is suitable for such applicant on the basis of information furnished after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and any other information known to the Corporation or any of its affiliates or to the agent making the recommendation.

FURTHER RESOLVED, that the methodology and formulas for both the guaranteed and current cost of insurance rates for the SVUL policy, and the Supplementary Term Rider (STR) to be issued in connection with the SVUL policy, as set forth in the attached Exhibit A, are hereby approved for use. Generally, the SVUL policy, and the Supplementary Term Rider, will be available on a sex-distinct basis in the Non-Tax Qualified market and on a "unisex" basis in the Tax Qualified market under Section 401(a) of the Internal Revenue Code. The methodology and formulas for "unisex" issues are the same as for sex-distinct
issues, except as noted in Exhibit A.   Based on those rates, the officers of
the Corporation are hereby authorized to take any and all action that they deem necessary or appropriate to effect the foregoing. These rates shall become effective on such date or dates as the President, or such officer designated by him, may determine.

FURTHER RESOLVED, that the methodology and formulas for both the guaranteed and current cost of insurance rates for the First To Die Monthly Deduction Waiver Rider (MDW) and the Level First To Die Term Rider (LFTD) to be issued in connection with the SVUL policy, as set forth in the attached Exhibit B, are hereby approved for use. These riders will be available on a sex-distinct basis in the Non-Tax Qualified market and on a "unisex" basis in the Tax-Qualified market under Section 401(a) of the Internal Revenue Code. The methodology and formulas for unisex issues are the same as for sex-distinct issues, except as noted in Exhibit B. Based on those rates, the officers of the Corporation are hereby authorized to take any and all action that they deem necessary or appropriate to effect the foregoing. These rates shall become effective on such date or dates as the President, or such officer designated by him, may determine.

FURTHER RESOLVED, that the methodology for the derivation of the interest crediting rate for use with SVUL policies, as set forth in the attached
Exhibit C, is hereby approved for use. Based on those rates, the officers of the Corporation are hereby authorized to take any and all action that they deem necessary or appropriate to effect the foregoing. These rates shall become effective on such date or dates as the President, or such officer designated by him, may determine.
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/s/ SEYMOUR STERNBERG                      /s/ RICHARD M. KERNAN, JR.
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Seymour Sternberg                          Richard M. Kernan, Jr.


/s/ ROBERT D. ROCK                         /s/FREDERICK J. SIEVERT
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Robert D. Rock                             Frederick J. Sievert


/s/ JAY S. CALHOUN                         /s/ STEPHEN N. STEINIG
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Jay S. Calhoun                             Stephen N. Steinig